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                                  EXHIBIT 2.3


                                 ADDENDUM NO. 2
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                       STOCK PURCHASE AND SALE AGREEMENT
                       ---------------------------------


  This ADDENDUM No. 2 dated as of the 20th, day of September, 1996, to the original Agreement dated and entered into as of the 6th day of September 1996, by and among Tuboscope Pipeline Services, Inc., a Texas corporation (hereinafter referred to as "Purchaser") and Vetco Pipeline Services, Inc., a Texas corporation (hereinafter referred to as "Company"), Rauma USA, Inc. a Delaware corporation (hereinafter referred to as "Seller" and/or "Shareholder"), and Rauma Corporation, a Finland corporation (hereinafter referred to as "Guarantor").

  It is expressly agreed and acknowledged that Vetco Pipeline Services Mexico, Inc. is hereby deleted in its entirely from Schedule 4.3 of the above referenced Agreement in that its shares have been transferred from Company to Seller with the consent and approval of all parties hereto.

  It is further expressly agreed and acknowledged that the requirement for the resignation of Flor de Ma Casanova Rincon as a director of Vetco Pipeline Services S.A. de C.V. prior to closing is hereby waived by all parties.


                                     --------------------------------
                                     TUBOSCOPE PIPELINE SERVICES INC.


                                     --------------------------------
                                     VETCO PIPELINE SERVICES INC.


                                     --------------------------------
                                     RAUMA USA, INC.


                                     --------------------------------
                                     RAUMA CORPORATION

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